Exhibit 3.1

ARTICLES OF AMENDMENT
OF
AMENDED AND RESTATED DECLARATION OF TRUST
OF
EPR PROPERTIES
1.    EPR Properties, a Maryland real estate investment trust (the "Trust") under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland ("Title 8"), desires to amend its Declaration of Trust as currently in effect and as hereinafter amended.
2.    The Declaration of Trust is hereby amended to add the following immediately after Article NINETEENTH thereof:
TWENTIETH:
Section 1. Definitions. For purposes of this Article TWENTIETH, the following terms shall have the following meanings:
"Affiliate" (and derivatives of such term) shall have the meaning ascribed to such term under Rule 12b-2 promulgated by under the Exchange Act.
"Affiliated Company" shall mean any partnership, corporation, limited liability company, trust or other entity directly or indirectly Affiliated or under common Ownership or Control with the Trust including, without limitation, any subsidiary, holding company or intermediary company (as those or similar terms are defined under the Gaming Laws of any applicable Gaming Jurisdictions), in each case that is registered or licensed under applicable Gaming Laws.
"Control" (and derivatives of such term) (i) with respect to any Person, shall have the meaning ascribed to such term under Rule 12b-2 under the Exchange Act, (ii) with respect to any Interest, shall mean the possession, directly or indirectly, of the power to direct, whether by agreement, contract, agency or otherwise, the voting rights or disposition of such Interest, and (iii) as applicable, the meaning ascribed to the term "control" (and derivatives of such term) under the Gaming Laws of any applicable Gaming Jurisdictions.
"Discount" shall mean such percentage (up to 100%) as the Board may determine in its sole and absolute discretion, taking into account such equitable and other factors as it deems appropriate. With respect to any amount, the Discount shall mean the Discount percentage of such amount.
"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.
"Gaming" or "Gaming Activities" shall mean the conduct of gaming and gambling activities, race books and sports pools, or the use of gaming devices, equipment and supplies in the operation of a casino, pari-mutuel facility, card club, website, mobile application or other enterprise, including, without limitation, slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, inter-casino linked systems and related and associated equipment, supplies and systems.
"Gaming Authorities" shall mean all international, national, foreign, domestic, federal, state, provincial, regional, local, tribal, municipal and other regulatory and licensing bodies, instrumentalities, departments, commissions, authorities, boards, officials, tribunals and agencies with authority over or responsibility for the regulation of Gaming within any Gaming Jurisdiction.
"Gaming Jurisdictions" shall mean all jurisdictions, domestic and foreign, and their political subdivisions, in which Gaming Activities are or may be lawfully conducted, including, without limitation, all Gaming Jurisdictions in which the Trust or any of the Affiliated Companies currently conducts or may in the future conduct Gaming Activities.

"Gaming Laws" shall mean all laws, statutes and ordinances pursuant to which any Gaming Authority possesses regulatory, permit and licensing authority over the conduct of Gaming Activities, or the Ownership or Control of an Interest in an entity which conducts Gaming Activities, in any Gaming Jurisdiction, all orders, decrees, rules and regulations promulgated thereunder, all written and unwritten policies of the Gaming Authorities and all written and unwritten interpretations by the Gaming Authorities of such laws, statutes, ordinances, orders, decrees, rules, regulations and policies.
"Gaming Licenses" shall mean all licenses, permits, certifications, notifications, consents, approvals, orders, authorizations, registrations, findings of suitability, franchises, exemptions, waivers, concessions and entitlements issued by any Gaming Authority necessary for or relating to the conduct of Gaming Activities by any Person or the Ownership or Control by any Person of an Interest in an entity that conducts or may in the future conduct Gaming Activities.
"Interest" shall mean the stock or other securities of an entity or any other interest or financial or other stake therein, including, without limitation, the Securities.
"Own" or "Ownership" (and derivatives of such terms) shall mean (i) ownership of record, (ii) "beneficial ownership" as defined in Rule 13d-3 or Rule 16a-1(a)(2) promulgated under the Exchange Act, and (iii) as applicable, the meaning ascribed to the terms "own" or "ownership" (and derivatives of such terms) under the Gaming Laws of any applicable Gaming Jurisdictions.
"Person" shall have the meaning ascribed to that term in Section 1 of Article NINTH.
"Redemption Date" shall mean the date set forth in the Redemption Notice by which the Securities Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person are to be redeemed by the Trust or any of its Affiliated Companies, which redemption date shall be determined in the sole and absolute discretion of the Board but which shall in no event be fewer than 45 calendar days following the date of the Redemption Notice, unless (i) otherwise required by a Gaming Authority or pursuant to any applicable Gaming Laws, (ii) prior to the expiration of such 45-day period, the Unsuitable Person shall have sold (or otherwise fully transferred or otherwise disposed of its Ownership of) its Securities to a Person that is not an Unsuitable Person (in which case, such Redemption Notice will only apply to those Securities that have not been sold or otherwise disposed of) by the selling Unsuitable Person (and, commencing as of the date of such sale, the purchaser or recipient of such Securities shall have all of the rights of a Person that is not an Unsuitable Person), or (iii) the cash or other Redemption Price necessary to effect the redemption shall have been deposited in trust for the benefit of the Unsuitable Person or its Affiliate and shall be subject to immediate withdrawal by such Unsuitable Person or its Affiliate upon (x) surrender of the certificate(s) evidencing the Securities to be redeemed accompanied by a duly executed stock power or assignment or (y) if the Securities are uncertificated, upon the delivery of a duly executed assignment or other instrument of transfer.
"Redemption Notice" shall mean that notice of redemption delivered by the Trust pursuant to this Article to an Unsuitable Person or an Affiliate of an Unsuitable Person if a Gaming Authority so requires the Trust, or if the Board deems it necessary or advisable, to redeem such Unsuitable Person's or his, her or its Affiliate's Securities. Each Redemption Notice shall set forth (i) the Redemption Date, (ii) the number and type of Securities to be redeemed, (iii) the Redemption Price and the manner of payment therefor, (iv) the place where any certificates for such Securities shall be surrendered for payment, and (v) any other requirements of surrender of the certificates, including how such certificates are to be endorsed, if at all.
"Redemption Price" shall mean the price to be paid by the Trust for the Securities to be redeemed pursuant to this Article, which shall be that price (if any) required to be paid by the Gaming Authority making the finding of unsuitability, or if such Gaming Authority does not require a certain price to be paid (including if the finding of unsuitability is made by the Board alone), the least of (i) the Fair Market Value (as defined in Section 1 of Article NINTH) on the date of the Redemption Notice, minus the Discount, (ii) the Fair Market Value on the Redemption Date, minus the Discount, or (iii) the actual amount paid by the Owner or Affiliate of such Owner in the acquisition of Ownership of such Securities, minus the Discount. The Trust may pay the Redemption Price in any combination of cash and/or promissory note as required by the applicable Gaming Authority and, if not so required (including if the finding of unsuitability is made by the Board alone), as determined by the Board, provided, that in the event the Trust elects to pay all or any portion of the Redemption Price with a promissory note, such promissory note shall contain such terms and conditions as the Board determines necessary or advisable, including without limitation, subordination provisions, to comply with any law or regulation then applicable to the Trust or any Affiliate of the Trust or to prevent a default under, breach of, event of default under or acceleration of any loan, promissory note, mortgage, indenture, line of credit, or other debt or financing agreement of the Trust or any Affiliate of the Trust or otherwise. Subject to the foregoing, the principal amount of the promissory note together with any unpaid interest shall be due and payable no later than the tenth anniversary of delivery of the note and interest on the unpaid principal thereof shall be payable annually in arrears at the rate of two 2% per annum.
"Securities" shall mean the Shares and the capital stock, member's interests or membership interests, partnership interests or other equity securities of any Affiliated Company.
"Unsuitable Person" shall mean a Person who (i) fails or refuses to file an application, or has withdrawn or requested the withdrawal of a pending application, to be found suitable by any Gaming Authority or for any Gaming License, (ii) is denied or disqualified from eligibility for any Gaming License by any Gaming Authority, (iii) is determined by a Gaming Authority to be unsuitable or disqualified to Own or Control any Securities, (iv) is determined by a Gaming Authority to be unsuitable to be Affiliated, associated or involved with a Person engaged in Gaming Activities in any Gaming Jurisdiction, (v) causes any Gaming License of the Trust or any Affiliated Company to be lost, rejected, rescinded, suspended, revoked or not renewed by any Gaming Authority, or causes the Trust or any Affiliated Company to be threatened by any Gaming Authority with the loss, rejection, rescission, suspension, revocation or non-renewal of any Gaming License (in each of (ii) through (v) above, regardless of whether such denial, disqualification or determination by a Gaming Authority is final and/or non-appealable), or (vi) is deemed likely, in the sole and absolute discretion of the Board, to (A) preclude or materially delay, impede, impair, threaten or jeopardize any Gaming License held by the Trust or any Affiliated Company or the Trust's or any Affiliated Company's application for, right to the use of, entitlement to, or ability to obtain or retain, any Gaming License, (B) cause or otherwise result in, the disapproval, cancellation, termination, material adverse modification or non-renewal of any material contract to which the Trust or any Affiliated Company is a party, or (C) cause or otherwise result in the imposition of any materially burdensome or unacceptable terms or conditions on any Gaming License of the Trust or any Affiliated Company.
Section 2. Compliance with Gaming Laws. All Securities shall be held subject to the restrictions and requirements of all applicable Gaming Laws. All Persons Owning or Controlling Securities shall comply with all applicable Gaming Laws, including any provisions of such Gaming Laws that require such Person to file applications for Gaming Licenses with, and provide information to, the applicable Gaming Authorities. Any Transfer of Securities may be subject to the prior approval of the Gaming Authorities and/or the Trust or the applicable Affiliated Company, and any purported Transfer thereof in violation of such requirements shall be void ab initio.
Section 3. Ownership Restrictions. Any Person who Owns or Controls five percent (5%) or more of any class or series of the Trust's Securities shall promptly notify the Trust, stating the name and address of such owner, the number of Shares Owned and a description of the manner in which such Shares are held. In addition, any Person who Owns or Controls any of the Trust's Securities shall, to the extent reasonably requested by the Trust in order to comply with applicable Gaming Law or for the Trust to determine whether the Person is an Unsuitable Person:
(a) provide to the Gaming Authorities in each Gaming Jurisdiction in which the Trust or any Affiliated Company either conducts Gaming or has a pending application for a Gaming License all information regarding such Person as may be requested or required by such Gaming Authorities; and
(b) respond to written or oral questions or inquiries from any such Gaming Authorities or the Trust. Any Person who Owns or Controls any of the Trust's Securities, by virtue of such Ownership or Control, consents to the performance of any personal background investigation that may be required by any Gaming Authorities or that may otherwise be deemed advisable by the Trust.
Section 4. Finding of Unsuitability.

(a) The Securities Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person shall be redeemable by the Trust or the applicable Affiliated Company, out of funds legally available therefor, as directed by a Gaming Authority and, if not so directed, as and to the extent deemed necessary or advisable by the Board, in which event the Trust shall deliver a Redemption Notice to the Unsuitable Person or its Affiliate and shall redeem or purchase or cause one or more Affiliated Companies to purchase the Securities on the Redemption Date and for the Redemption Price set forth in the Redemption Notice. From and after the Redemption Date, such Securities shall no longer be deemed to be outstanding, such Unsuitable Person or Affiliate of such Unsuitable Person shall cease to be a shareholder, member, partner or owner, as applicable, of the Trust and/or Affiliated Company with respect to such Securities, and all rights of such Unsuitable Person or Affiliate of such Unsuitable Person in such Securities, other than the right to receive the Redemption Price, shall cease. In accordance with the requirements of the Redemption Notice, such Unsuitable Person or its Affiliate shall surrender the certificate(s), if any, representing the Securities to be so redeemed and comply with any other requirements for the surrender and redemption of such Securities.
(b) Commencing on the date that a Gaming Authority serves notice of a determination of unsuitability or disqualification of a holder of Securities, or the Board otherwise determines that a Person is an Unsuitable Person, and until the Securities Owned or Controlled by such Person are Owned or Controlled by a Person who is not an Unsuitable Person, it shall be unlawful for such Unsuitable Person or any of its Affiliates to and such Unsuitable Person and its Affiliates shall not: (i) receive any dividend, payment, distribution or interest with regard to the Securities, (ii) exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right conferred by such Securities, and such Securities shall not for any purposes be included in the Securities of the Trust or the applicable Affiliated Company entitled to vote, (iii) receive any remuneration that may be due to such Person, accruing after the date of such notice of determination of unsuitability or disqualification by a Gaming Authority, in any form from the Trust or any Affiliated Company for services rendered or otherwise, or (iv) be or continue as a manager, officer, partner, trustee or director of the Trust or any Affiliated Company.
Section 5. Indemnification. Any Unsuitable Person and any Affiliate of an Unsuitable Person shall indemnify and hold harmless the Trust and its Affiliated Companies for any and all losses, costs, and expenses, including attorneys' costs, fees and expenses, incurred by the Trust and its Affiliated Companies as a result of, or arising out of, such Unsuitable Person's Ownership or Control of Securities, failure or refusal to comply with the provisions of this Article, or failure to divest himself, herself or itself of any Securities when and in the specific manner required by the Gaming Authorities or this Article.
Section 6. Injunctive Relief. The Trust shall be entitled to injunctive or other equitable relief in any court of competent jurisdiction to enforce the provisions of this Article and each Person who Owns or Controls Securities shall be deemed to have consented to injunctive or other equitable relief and acknowledged, by virtue of such Ownership or Control, that the failure to comply with this Article will expose the Trust and the Affiliated Companies to irreparable injury for which there is no adequate remedy at law and that the Trust and the Affiliated Companies shall be entitled to injunctive or other equitable relief to enforce the provisions of this Article.
Section 7. Non-Exclusivity of Rights. The right of the Trust or any Affiliated Company to redeem Securities pursuant to this Article shall not be exclusive of any other rights the Trust or any Affiliated Company may have or hereafter acquire under any agreement, provision of the bylaws of the Trust or such Affiliated Company or otherwise. To the extent permitted under applicable Gaming Laws, the Trust shall have the right, exercisable in the sole discretion of the Board, either:
(a) to cause all Securities Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person to be deemed to be transferred to an Excess Share Trustee in accordance with Section 14 of Article NINTH, by providing notice thereof to the Unsuitable Person or its Affiliate; or
(b) to propose that the parties, immediately upon the delivery of the Redemption Notice, enter into an agreement or other arrangement, including, without limitation, a divestiture trust or divestiture plan, which will reduce or terminate an Unsuitable Person's Ownership or Control of all or a portion of its Securities.

Section 8. Further Actions. Nothing contained in this Article shall limit the authority of the Board to take such other action, to the extent permitted by law, as it deems necessary or advisable to protect the Trust or the Affiliated Companies from the denial or loss or threatened denial or loss of any Gaming License of the Trust or any of its Affiliated Companies. Without limiting the generality of the foregoing, the Board may conform any provisions of this Article to the extent necessary to make such provisions consistent with Gaming Laws, without the need for shareholder approval, except to the extent that shareholder approval is specifically required by Title 8. In addition, the Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations, and procedures of the Trust not inconsistent with the express provisions of this Article for the purpose of determining whether any Person is an Unsuitable Person and for the orderly application, administration and implementation of the provisions of this Article. Such procedures and regulations shall be kept on file with the Secretary of the Trust, the secretary of each of the Affiliated Companies and with the transfer agent, if any, of the Trust and/or any Affiliated Companies, and shall be made available for inspection and, upon reasonable request, mailed to any record holder of Securities.
Section 9. Authority of the Board. The Board shall have exclusive authority and power to administer this Article and to exercise all rights and powers specifically granted to the Board or the Trust, or as may be necessary or advisable in the administration of this Article. All such actions which are done or made by the Board shall be final, conclusive and binding on the Trust and all other Persons; provided, that the Board may delegate all or any portion of its duties and powers under this Article to a committee of the Board as it deems necessary or advisable.
Section 10. Severability. If any provision of this Article or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article.
Section 11. Termination and Waivers. Except as may be required by any applicable Gaming Law or Gaming Authority, the Board may waive any of the rights of the Trust or any restrictions contained in this Article in any instance in which and to the extent the Board determines that a waiver would be in the best interests of the Trust. Except as required by a Gaming Authority, nothing in this Article shall be deemed or construed to require the Trust to repurchase any Securities Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person.
Section 12. Legend. Each certificate for Shares shall bear substantially the following legend:
"The Securities represented by this certificate are subject to the obligations and restrictions imposed by applicable Gaming Laws. These obligations and restrictions, as set forth in the Trust's Declaration of Trust, include, but are not limited to: (i) the obligation to comply with all applicable Gaming Laws, including requirements to file applications for Gaming Licenses, to provide information to Gaming Authorities (as defined in the Trust's Declaration of Trust) and to consent to the performance of any background investigation required by Gaming Authorities, (ii) the obligation to notify the Trust of the ownership or control of five percent (5%) or more of any class or series of the Trust's Securities, (iii) upon notice of a determination of unsuitability or disqualification of the holder of the Securities by Gaming Authorities or upon the determination by the Board that the holder of the Securities is an Unsuitable Person, the redemption of the Securities, and (iv) upon notice of a determination of unsuitability or disqualification of the holder of the Securities by Gaming Authorities or upon the determination by the Board that the holder of the Securities is an Unsuitable Person, the immediate prohibition against (A) the receipt of any dividend, payment, distribution or interest with regard to the Securities, (B) the exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right conferred by such Securities, and such Securities shall not for any purposes be included in the Securities of the Trust or the applicable Affiliated Company entitled to vote, (C) the receipt of any remuneration that may be due to such person, accruing after the date of such notice of determination of unsuitability or disqualification by a Gaming Authority, in any form from the Trust or any Affiliated Company for services rendered or otherwise, or (D) the existence or continuation of such person as a manager, officer, partner, trustee or director of the Trust or any Affiliated Company. All capitalized terms in this legend have the meanings defined in the Trust's Declaration of Trust, a copy of which, including the obligations and restrictions related to ownership, will be sent without charge to each shareholder who so requests, within five business days after receipt of a written request therefor."
3.     The amendment of the Declaration of Trust has been approved by the Board of Trustees and shareholders of the Trust as required by law.
We the undersigned President, Chief Executive Officer and Secretary swear under penalties of perjury that the foregoing is a corporate act.

/s/ Gregory K. Silvers
Gregory K. Silvers, President and Chief Executive Officer

/s/ Craig L. Evans
Craig L. Evans, Secretary